Exhibit 2.1

DESCRIPTION OF SECURITIES

At December 31, 2022, Elbit Systems Ltd. (“Elbit Systems,” “we” or the “Company”) had one class of securities registered pursuant to Section 12 of the Securities Exchange Act of 1934, as amended: ordinary shares of NIS 1 nominal (par) value each. Under our Articles of Association, 80,000,000 of our ordinary shares are authorized, of which 44,347,648 of such ordinary shares were issued and outstanding as of April 3, 2023. All issued and outstanding ordinary shares are fully paid and non-assessable (except as provided below under “Calls on Shares”). The ordinary shares are registered for trading on the NASDAQ Global Select Market and on the Tel Aviv Stock Exchange under the trading symbol ESLT.
Capitalized terms used but not defined herein shall have the meanings given to them in this annual report on Form 20-F.
This Exhibit sets forth a description of our ordinary shares and certain provisions of our Articles of Association which are summaries and are qualified in their entirety by reference to the full text of our Restated Articles of Association (referred to hereafter as our “Articles of Association”).
Israeli Companies Registrar. We are an Israeli corporation with limited liability, registered with the Israeli Companies Registrar. The registration number issued to us by the Companies Registrar is 52-004302-7.
The Companies Law and Restated Articles of Association. The Companies Law is the basic corporation law governing Israeli publicly and privately held companies. The Companies Law mandates that specific provisions be included in an Israeli company’s articles of association, which are included in our Articles of Association.
Purpose. Our purpose, as stated in Article 3 of our Articles of Association, includes any objective permitted by law, and, in addition, Article 3 permits us to contribute reasonable amounts other worthy causes.
Transfer of Shares. Our ordinary shares are issued in registered form and may be freely transferred unless the transfer is restricted or prohibited by another instrument, applicable law (including the Israeli Defense Entities Law – see “Regulation of Israeli Defense Entities” below), or the rules of a stock exchange on which the shares are listed for trade.
Board of Directors. The Companies Law and our Articles of Association generally give our Board of Directors the authority to exercise all residual powers not granted under the Articles of Association or the Companies Law to any other Company body. Under our Articles of Association, our directors (other than our External Directors, described below), are elected by the shareholders at the annual meeting by a simple majority of our ordinary shares. Such directors generally hold office until the next annual general meeting of shareholders. Under certain circumstances, our Board may appoint new directors to fill vacancies. Our Articles of Association authorize a maximum of 17 directors, a minimum of five directors and, unless otherwise approved by our shareholders, the number of directors will be nine.
External Directors. Under the Companies Law, publicly held Israeli companies are required to elect at least two “External Directors”, each of whom must have certain expertise and, for a publicly held company such as Elbit Systems that is considered to have a controlling shareholder, must meet certain requirements to ensure that he or she is not affiliated with the controlling shareholder. According to the Companies Law and our Articles of Association, our External Directors serve for a three-year term following which they may stand for up to two additional terms of three (3) years each, and thereafter for additional periods of up to three (3) years each as may be permitted by law. At present, we have two External Directors on our Board, and their terms of office expire in different years. In addition to a simple majority of our ordinary shares voted at the meeting, election of an External Director requires that (i) such majority includes a majority of votes of non-controlling Shareholders who do not have a “Personal Interest” (except for Personal Interest that does not result from such shareholder’s relations with the controlling shareholder) in the approval of the respective resolution (disregarding abstentions) or (ii) the total number of shares of the shareholders referred to in (i) above that are voted by non-controlling shareholders against the election of the External Director does not exceed two percent (2%) of the overall voting rights in the Company.
Calls on Shares. Our Board may make calls upon shareholders in respect of sums unpaid on their shares (i.e., any excess of the nominal value over the amount paid to the corporation upon issuance of the share).

Share Capital. A change of Elbit Systems’ registered share capital, by way of increasing the share capital, creation of new shares or cancellation of unissued registered shares (if there is no undertaking to allot such shares), requires a change to our Memorandum of Association and Articles of Association and as such generally requires the vote of a special majority of 67% of the votes (excluding abstentions) of the shareholders participating in a general meeting of shareholders (a “Special Majority”).
Rights Generally Applicable to Ordinary Shares
Each ordinary share entitles its owner to receive notice of, to attend and to cast one vote for each matter considered at, a general meeting of shareholders. Our Articles of Association do not grant shareholders any rights to share in our profits other than through dividends. Subject to Israeli law, dividends may be declared by our Board and paid to the shareholders according to their respective rights. All dividends unclaimed for up to seven (7) years after having been declared may be invested or otherwise used as directed by the Board for the benefit of Elbit Systems, until claimed. After the lapse of such time, the Company will have no obligation to pay the unclaimed dividend. In the event that the Company were to be liquidated, any surplus remaining after the payment of liabilities would be distributed to the shareholders in proportion to the amount paid by each shareholder on account of the nominal value of the shares paid, disregarding any premiums paid in excess of the nominal value.
Our Articles of Association contain no provisions that discriminate against any existing or future shareholder as a result of the number of shares such shareholder holds; however, votes of our controlling shareholders may not be counted for certain resolutions, such as the appointment of External Directors.
Our ordinary shares do not have pre-emptive rights.
Subject to the applicable provisions of the Companies Law, Elbit Systems may issue and redeem redeemable preference shares and redeemable warrants.
We may create or change rights, preferences, restrictions and provisions related to the Ordinary Shares after receipt of the consent in writing of all shareholders, or a resolution passed at a general meeting, approved by a Special Majority.
If at any time our share capital is divided into different classes of shares, we may change the rights of shareholders by way of a resolution at a general meeting of shareholders, subject to the consent in writing of all shareholders of the class whose rights are being impaired by the proposed change or subject to the adoption of a resolution by a Special Majority of a general meeting of the shareholders of such class, all of which would be subject to other terms if and as provided by the terms of issuance of a particular class of shares.
Also, under the Companies Law, each shareholder has a duty to act in good faith in exercising his or her rights and fulfilling his or her obligations toward the company and other shareholders and to refrain from abusing his or her power in the company, such as in certain shareholder votes. In addition, specified shareholders have a duty of fairness toward the company. These shareholders include any controlling shareholder (as described below), any shareholder who knows that it possesses the power to determine the outcome of a shareholder vote and any shareholder who, pursuant to the provisions of the articles of association, has the power to appoint or to prevent the appointment of an office holder or has any other power, beyond that of other shareholders, with respect to the company.
General Meetings of Shareholders
An annual general meeting of our shareholders must be held once in each year and not later than 15 months after the preceding annual general meeting.
Any general meeting that is not an annual general meeting is defined as an extraordinary general meeting. All shareholders of record are entitled to attend any annual or extraordinary general meeting and vote at general meetings in person, by a voting instrument, by proxy or through the Israeli Securities Authority’s electronic voting system.
Our Board may convene an extraordinary general meeting when and as it sees fit. In addition, the Board must, according to the Companies Law, convene an extraordinary general meeting if it receives a demand to do so from either: (i) at least two directors; (ii) at least one quarter of the members of the Board; or (iii) one or more shareholders who hold: (A) an aggregate of at least 5% of our issued share capital and at least 1% of all voting rights in the Company; or (B) at least 5% of all voting rights in the Company, and in such case the extraordinary meeting must be held not more than 56 days from the submission date of such request to the Board and not later than 35 days from the applicable notice to shareholders described below. Any demand by a person or persons, as described in (i), (ii) and/or (iii) of this paragraph, who demands that an extraordinary general meeting be convened, must be made in writing and sent to our registered office, which is Elbit Systems Ltd., Advanced Technology Center, Haifa 3100401, Israel.

Subject to the provisions of our Articles of Association, as well as applicable law and regulations, including applicable laws and regulations of any stock market on which our shares are listed, notice of an annual general meeting and of an extraordinary general meeting must be sent at least 21 days (and in some cases at least 35 days) in advance to all shareholders recorded in our shareholders registry. Notice of an annual or extraordinary general meeting may be sent by us by personal delivery or prepaid registered mail. Such notice may also be sent by facsimile, email or other electronic means provided confirmation is made by registered mail and should be sent to shareholders at the address in our records. Further, under our Articles of Association, a notice to Shareholders may also be served by publication in a daily Hebrew newspaper appearing in Israel (or any other form permitted by law). Such notice must include the place, date and hour of the meeting, the agenda for the meeting, the proposed resolutions and instructions for proxy voting.
The quorum required for a meeting of shareholders, except in the case of certain extraordinary meetings convened in special circumstances, consists of at least two shareholders present in person or by proxy or other voting instrument and holding or representing between them at least one-third of the voting power. The chair of our Board generally presides at our shareholders’ meetings. A meeting adjourned for lack of a quorum will be adjourned to the same day in the following week, at the same time and place, or to the day, time and place that the Board determines, with notice to the shareholders. At the reconvened meeting, if a quorum is not present within one-half hour from the time appointed for holding the adjourned meeting, the required quorum then is two shareholders, present in person or by proxy or other voting instrument, representing at least 10% of the voting power. Nasdaq Listing Rule 5620(c) provides that a company listed on the Nasdaq Global Select Market should have a quorum requirement for shareholder meetings of at least one-third of the company’s outstanding common voting stock. As described above, our general quorum requirement is consistent with the Nasdaq Listing Rule. However, in the case of an adjourned meeting, our Articles of Association, consistent with what is permissible under the Companies Law, provide for a 10% quorum requirement.
In general, subject to the Companies Law, ordinary resolutions at a general meeting require approval of a majority of the votes cast at the general meeting, whether in person or by proxy, without taking into account abstentions. For information as to the required majority for the approval of related party transactions, see “Provisions Relating to Major Shareholders” below. However, under our Memorandum of Association and Articles of Association, certain resolutions require a special majority of at least 67% of all votes properly cast at a general meeting, without taking into account abstentions.
Change of Control
Subject to certain exceptions, the Companies Law provides that a merger of two companies requires approval both by the board of directors and by the shareholders of each of the merging companies, and with respect to a target company whose share capital is divided into more than one class, the approval of each class of shares. In approving a merger, the board of directors must determine that there is no reasonable expectation that, as a result of the merger, the surviving company will not be able to meet its obligations to its creditors. An Israeli court may, upon the request of a creditor, order to enjoin or delay the merger if there is an expectation that the surviving company will not be able to meet its obligations to the creditors of the merging companies. A court may also issue other instructions for the protection of creditors’ rights in connection with a merger. In addition, a merger may not be completed unless at least (i) 50 days have passed from the time that the requisite proposal for the merger has been filed by each party with the Israeli Registrar of Companies, and (ii) 30 days have passed since the merger was approved by the shareholders of each party.
Under the Companies Law, an acquisition of shares in a public company must be made by means of a tender offer to all shareholders if, as a result of the acquisition, the purchaser would hold 25% or more of the company’s voting rights (where no other shareholder holds 25% or more) or 45% or more of the company’s voting rights (where no other shareholder holds 45% or more). This rule does not apply to certain events set forth in the Companies Law, including a purchase of shares by way of a “private offering” in certain circumstances provided under the Companies Law. The tender offer may be consummated only if (i) at least 5% of the company’s voting rights will be acquired; and (ii) the majority of the offerees who responded to the offer accepted the offer, excluding offerees who are controlling shareholders of the offeror, offerees who hold 25% or more of the voting rights in the company or who have a Personal Interest in accepting the tender offer, or anyone on their behalf or on behalf of the offeror including the relatives of or corporations controlled by these persons.
Regulation of Israeli Defense Entities
The Israeli Defense Entities Law establishes conditions for the approval of an acquisition or transfer of “means of control” of an entity that is determined to be an Israeli “defense entity” under the terms of the law. Designation as a “defense entity” occurs through an order to be issued jointly by the Israeli Prime Minister, Defense Minister and Minister of Economy. No such order for Elbit Systems has been issued as of the date of this annual report. However, in the first quarter of 2021, the Israeli Ministry of Defense ("IMOD") initiated a process under which it intends for the Israeli government to finalize and issue an order that would designate Elbit Systems and most of our Israeli subsidiaries as "defense entities" under the Israeli Defense Entities Law.

Orders to be issued under the Israeli Defense Entities Law may establish various conditions and restrictions. It is anticipated that Israeli government approval will be required for acquisition of a specific percentage of shares or voting rights in Elbit Systems that would constitute "means of control" under the law. "Means of control" for this purpose could include, for example, the right to vote a specified percentage of shares at a shareholders’ meeting or to appoint a director. Orders relating to "defense entities" are also anticipated to, among other matters: (1) impose restrictions on the ability of non-Israeli resident citizens to hold means of control or to be able to “substantially influence” "defense entities"; (2) require that senior officers of "defense entities" have appropriate Israeli security clearances; (3) require that a defense entity’s headquarters be in Israel; (4) subject a defense entity’s entering into certain joint ventures and mergers and transferring certain technology or means of manufacturing, to the approval of the IMOD; and (5) require "defense entities" to maintain certain essential production lines and development capacities in Israel. As a condition to our acquisition of IMI in 2018, the Israeli government issued an order that requires Israeli government approval in the event of a sale of a controlling interest in IMI. Under separate regulations, Elbit Systems and our major Israeli subsidiaries have been designated as “defense companies” by the Defense Minister with respect to Israeli law governing various other aspects of defense security arrangements.
Since the IMOD initiated the process mentioned above, discussions have taken place between Elbit Systems and the IMOD regarding the terms, scope and contents of the order, which have not yet been finalized.

Provisions Relating to Major Shareholders
Under the Companies Law, certain disclosure requirements as to “Personal Interests” (see “Item 10. Additional Information - Approval of Certain Transactions - Personal Interest and Extraordinary Transactions” under this Annual Report on Form 20-F) apply to each controlling shareholder of a public company. In this regard, a controlling shareholder is a shareholder who has the ability to direct the activities of a company, including a shareholder that holds 25% or more of the voting rights if no other shareholder owns more than 50% of the voting rights in the company, but excluding a shareholder whose power derives solely from his or her position as a director of the company or any other position with the company. “Personal Interest” means a personal benefit, gain or other interest (other than a benefit arising solely from holding a company’s shares) derived by the shareholder (or certain relatives or related entities) from approving an act or transaction on behalf of the corporation.
Except for certain specified exemptions under the Companies Law and regulations promulgated thereunder, audit committee, board and shareholder approval is required for extraordinary transactions, as defined by criteria established by the audit committee, with a controlling shareholder or in which a controlling shareholder has a Personal Interest, including a private offering in which the controlling shareholder has a Personal Interest, and an engagement of a public company with a controlling shareholder or his or her Relative, directly or indirectly, including through a company controlled by such person, regarding the grant of services to the applicable company (and regarding his or her employment terms if the controlling shareholder is an employee of the company but he or she is not an Office Holder). If the controlling shareholder is an Office Holder, his or her employment terms must be approved by the compensation committee, the board of directors and the shareholders of the company, in that order. In each case, shareholder approval requires a Special Uninterested Majority.
In addition, the Companies Law requires that, except for certain exemptions, transactions with a controlling shareholder whose terms are for a period of more than three (3) years must be re-approved in same manner for every three-year period.
For information regarding shareholders’ duty to act in good faith and duty of fairness, see “Rights Generally Applicable to Ordinary Shares” above.
Borrowing Power
Our Articles of Association grant broad powers to the Board to have us borrow, repay borrowings, make guarantees and grant security interests in borrowings.
Exchange Controls and Other Limitations Affecting Security Holders
No limitations exist or are imposed by Israeli law or our constituent documents with regard to the rights of non-Israeli shareholders or shareholders not resident in Israel to hold or exercise voting rights except for shareholders who are subjects of countries that are enemies of the State of Israel. For a description of Israeli regulations relating to acquisitions of a controlling interest in Israeli “defense entities” see “Regulation of Israeli Defense Entities” above.
As of the date of this annual report there are no Israeli currency control restrictions on payments of dividends or other distributions with respect to our ordinary shares or the proceeds from the sale of the shares or the proceeds from the sale of the shares. Our Memorandum of Association and Articles of Association do not restrict the ownership of ordinary shares by non-residents of Israel. Neither the

Memorandum of Association and Articles of Association nor Israeli law restrict the voting rights of non-residents.
Amendment of Articles of Association
Our Articles of Association may be amended, in whole or in part, with by a Special Majority of our shareholders (see “Rights Generally Applicable to Ordinary Shares” above).
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